Exhibit 99.1

Synacor Reports Solid Second Quarter 2012 Results

•	Quarterly revenue of $30.8 million, an increase of 58% year-over-year
•	Quarterly adjusted EBITDA of $3.0 million vs. $1.5 million in prior year

Buffalo, NY (GLOBE NEWSWIRE—July 25, 2012)—Synacor, Inc. (NASDAQ: SYNC), provider of the leading platform enabling cable, satellite, telecom and consumer electronics companies to authenticate their consumers and deliver digital entertainment, TV Everywhere, and cloud-based services across multiple devices, today announced its financial results for the second quarter of 2012.

“The second quarter was the beginning of an exciting period for Synacor, exemplified by increased display advertising and subscriber-based revenue, as well as breakthrough moments for TV Everywhere. Nearly 40 pay-TV operators are utilizing Synacor’s authentication technology to provide more than 25 million consumers multi-device access to NBC Universal’s TV Everywhere offerings of the 2012 London Summer Olympics,” said Ron Frankel, Synacor CEO. “We are witnessing a fundamental transformation in the way consumers enjoy their content on multiple devices, and Synacor’s ability to deliver authentication for TV Everywhere and other cloud-based services secures our leadership position. We’re excited about our growth opportunities and believe we’ve just scratched the surface of our potential.”

Q2 2012 Financial Results

Total Revenue: For the second quarter of 2012, total revenue was $30.8 million, a 58% increase over $19.5 million in the second quarter of 2011. Search and display advertising revenue was $25.4 million, a 69% increase compared to $15.1 million in the second quarter of 2011. Subscription-based revenue was $5.4 million, a 22% increase compared to $4.4 million in the second quarter of 2011.

Net Income: For the second quarter of 2012, net income was $1.2 million, compared to $0.6 million in the second quarter of 2011. Diluted earnings per share, or EPS, was $0.04. Net income includes stock-based compensation expense of $0.4 million, or $.01 per share, in the second quarter of 2012 and $0.2 million, or $0.01 per share, in the second quarter of 2011. The diluted EPS calculation for the second quarter of 2012 is based on 29.6 million weighted average fully diluted common shares outstanding.

Adjusted EBITDA: For the second quarter of 2012, adjusted EBITDA, which excludes stock-based compensation, was $3.0 million, or 10% of revenue, compared to $1.5 million, or 7% of revenue, in the second quarter of 2011.

Key Business Metrics: For the second quarter of 2012, Synacor averaged 20 million unique visitors per month, an increase of 43% from 14 million unique visitors in the second quarter of 2011. Search queries were 238 million for the second quarter, an increase of 55% from 154 million in the second quarter of 2011. Advertising impressions grew 72% to 10 billion, compared to 6 billion in the second quarter of 2011.

Cash: For the second quarter of 2012, Synacor generated $4.0 million in cash from operating activities, compared to $0.9 million in the second quarter of 2011. The company ended the second quarter of 2012 with $35.1 million in cash and cash equivalents, compared to $33.1 million at the end of the prior quarter.

“In the second quarter of 2012, Synacor once again achieved solid financial performance in revenue and adjusted EBITDA,” said Bill Stuart, Synacor CFO. “As we move into the second half of 2012, Synacor will continue to capitalize on our unique positioning in cloud-based services and video distribution, building upon the strong financial foundation we have established.”

Business Outlook

Based on information available as of July 25, 2012, the company is providing financial guidance for the third quarter and fiscal 2012 as follows:

•

Q3 2012 Guidance: Revenue for the third quarter of 2012 is projected to be in the range of $28.0 million to $28.5 million. For the third quarter of 2012, the company expects to report adjusted EBITDA of $2.0 million to $2.2 million.

•

Fiscal 2012 Guidance: Revenue for the full year of 2012 is projected to be near the lower end of the existing guidance range of $123.0 million to $126.0 million. For the full year of 2012, the company expects to report adjusted EBITDA of $12.0 million to $13.0 million.

Conference Call Details

Synacor will host a conference call today at 5 p.m. ET to discuss the second quarter 2012 financial results with the investment community. The live webcast of Synacor’s earnings conference call can be accessed at http://investor.synacor.com/events.cfm. To participate, please login approximately ten minutes prior to the webcast. For those without access to the Internet, the call may be accessed toll-free via phone at (877) 837-3911, with conference ID 98776667, or callers outside the U.S. may dial (253) 237-1167. Following completion of the call, a recorded webcast replay will be available on Synacor’s website through August 8, 2012. To listen to the telephone replay, call toll-free (855) 859-2056, or callers outside the U.S. may dial (404) 537-3406. The conference ID is 98776667.

About Synacor

Synacor’s customer-branded platform enables cable, satellite, telecom and consumer electronics companies to deliver TV Everywhere, digital entertainment, services and apps to their end-consumers, strengthening those relationships while monetizing the engagement. Synacor is headquartered in Buffalo, NY. For more information, visit synacor.com. Integrate. Authenticate. Engage.

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

For a reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor’s expected financial performance (including, without limitation, statements and information in the Business Outlook section and the quotations from management), as well as Synacor’s strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include—but are not limited to—risks associated with: execution of our plans and strategies; the loss of a significant customer; expectations regarding consumer taste and user adoption of applications and solutions; general economic conditions; expectations regarding the company’s ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and display advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims; and the price volatility of our common stock.

Further information on these and other factors that could affect the company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s most recent Form 10-Q filed with the SEC on May 15, 2012. These documents are available on the SEC Filings section of the Investor Information section of the company’s website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of July 25, 2012, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:

Denise Garcia, SVP

ICR

ir@synacor.com

716-362-3309

Press Contact:

Meredith Roth, VP, Corporate Communications

mroth@synacor.com

646-380-5141

The Synacor logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=11609

Synacor, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	As of December 31,	As of June 30,
	2011	2012
Assets
Current assets:
Cash and cash equivalents	$10,925	$35,058
Accounts receivable, net	14,336	15,507
Deferred income taxes	3,534	4,777
Prepaid expenses and other current assets	1,811	2,612

Total current assets	30,606	57,954
Property and equipment, net	8,301	10,756
Deferred income taxes, non-current	2,549	690
Other long-term assets	1,926	803
Goodwill	—	819

Total Assets	$43,382	$71,022

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,498	$12,666
Accrued expenses and other current liabilities	5,492	5,326
Current portion of bank financing	250	—
Current portion of capital lease obligations	1,593	2,408

Total current liabilities	19,833	20,400
Long-term portion of capital lease obligation	2,098	2,732
Other long-term liabilities	71	135

Total Liabilities	22,002	23,267

Stockholders’ Equity:
Common stock	31	272
Preferred stock	28,432	—
Treasury stock	(569)	(569)
Additional paid-in capital	45,639	97,823
Accumulated other comprehensive income	—	9
Accumulated deficit	(52,153)	(49,780)

Total stockholders’ equity	21,380	47,755

Total liabilities and stockholders’ equity	$43,382	$71,022

Synacor, Inc.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2012	2011	2012
Revenue	$19,467	$30,807	$38,161	$61,477
Costs and operating expenses:
Cost of revenue (1)	10,078	16,876	20,058	33,640
Research and development (1)(2)	4,718	6,123	9,320	12,411
Sales and marketing (2)	1,888	2,399	3,684	4,776
General and administrative (1)(2)	1,512	2,868	3,063	5,708
Depreciation	657	934	1,277	1,715

Total costs and operating expenses	18,853	29,200	37,402	58,250

Income from operations	614	1,607	759	3,227

Other income (expense)	—	(18)	1	(18)
Interest expense	(19)	(89)	(51)	(136)

Income before income taxes	595	1,500	709	3,073
Provision for income taxes	3	301	6	700

Net income	592	1,199	703	2,373

Undistributed earnings allocated to preferred stockholders	541	—	642	—

Net income attributable to common stockholders	$51	$1,199	$61	$2,373

Net income per share attributable to common stockholders:
Basic	$0.03	$0.04	$0.03	$0.11

Diluted	$0.03	$0.04	$0.03	$0.08

Weighted average shares used to compute net income per share attributable to common stockholders:
Basic	1,974,991	27,212,105	1,952,574	21,907,842

Diluted	22,453,808	29,592,108	22,387,822	28,261,882

Notes:

(1) Exclusive of depreciation shown separately.

(2) Includes stock-based compensation as follows:

	Three months ended June 30,		Six months ended June 30,
	2011	2012	2011	2012
Research and development	$59	$120	$130	$227
Sales and marketing	41	99	90	173
General and administrative	86	206	188	583

	$186	$425	$408	$983

Synacor, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended June 30,
	2011	2012
Cash Flows from Operating Activities:
Net income	$703	$2,373
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,277	1,715
Stock-based compensation expense	408	983
Benefit from deferred income taxes	—	616
Change in assets and liabilities net of effect of acquisition:
Accounts receivable, net	(83)	(1,171)
Prepaid expenses and other current assets	(82)	(528)
Other long-term assets	(350)	120
Accounts payable	(1,419)	782
Accrued expenses and other current liabilities	792	(155)
Other long-term liabilities	(17)	64

Net cash provided by operating activities	1,229	4,799

Cash Flows from Investing Activities:
Purchases of property and equipment	(1,184)	(2,040)
Cash paid for business acquisition	—	(600)

Net cash used in investing activities	(1,184)	(2,640)

Cash Flows from Financing Activities:
Repayment on bank financing	(250)	(250)
Repayments on capital lease obligations	(1,085)	(1,035)
Proceeds from exercise of common stock options	17	639
Proceeds from initial public offering	—	25,364
Initial public offering costs	—	(2,753)

Net cash (used in) provided by financing activities	(1,318)	21,965

Effect of exchange rate changes on cash and cash equivalents	—	9
Net (Decrease) Increase in Cash and Cash Equivalents	(1,273)	24,133
Cash and Cash Equivalents at beginning of period	5,412	10,925

Cash and Cash Equivalents at end of period	$4,139	$35,058

Synacor, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(In thousands except share and per share data)

(Unaudited)

The following table presents a reconciliation of net income to adjusted EBITDA for each of the periods indicated:

	Three months ended June 30,		Six months ended June 30,
	2011	2012	2011	2012
Reconciliation of Adjusted EBITDA:
Net income	$592	$1,199	$703	$2,373
Provision for income taxes	3	301	6	700
Interest expense	19	89	51	136
Other (income) expense	—	18	(1)	18
Depreciation	657	934	1,277	1,715
Stock-based compensation	186	425	408	983

Adjusted EBITDA	$1,457	$2,966	$2,444	$5,925

Synacor, Inc.

Key Business Metrics

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2012	2011	2012
Key Business Metrics:
Unique Visitors (1)	13,888,227	19,927,835	12,840,152	20,610,455
Search Queries (2)	153,862,860	238,348,816	300,141,210	509,126,605
Advertising Impressions (3)	5,993,229,228	10,337,928,948	11,778,534,094	18,823,156,330

Notes:

(1)	Reflects the number of unique visitors to our customers’ websites computed on an average monthly basis during the applicable period, as measured by comScore.
(2)	Reflects the total number of search queries during the applicable period, as reported by Google.
(3)	Reflects the total number of advertising impressions during the applicable period, as reported by DoubleClick and other partners.